Exhibit 10.39
REGAL REXNORD CORPORATION – 2023 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD

[Name]
[Address]

Dear ___________________:

You have been granted an award of Restricted Stock Units (this “Award”) under the Regal Rexnord Corporation 2023 Omnibus Incentive Plan (the “Plan”) with the following terms and conditions:

Grant Date:    __________, 20____

Number of Restricted
Stock Units:    __________________ (_______) Units

Vesting Schedule:    Except as otherwise provided herein, one-third (1/3) of your Restricted Stock Units will vest on each of the first three anniversaries of the Grant Date, provided that you remain continuously employed by the Company and its Affiliates through the applicable vesting dates.

If your employment with the Company and its Affiliates terminates due to Retirement before your Restricted Stock Units are 100% vested, then your Restricted Stock Units will continue to vest on the regular vesting dates described in the first paragraph above, without regard to your continued employment, but subject to your compliance with the “Restrictive Covenants” provisions below. For purposes hereof, you will be considered to have terminated due to “Retirement” if all of the following conditions have been met as of the date of your termination: (1) you have remained in employment with the Company and its Affiliates for at least nine (9) months after the Grant Date, (2) you have provided the Company with at least six (6) months advance written notice of your retirement and have remained actively employed throughout such notice period (unless such notice requirement is waived in whole or part by the Company), (3) you have attained at least age 55 and your age plus years of service with the Company and its Affiliates is at least equal to 68, (4) you have cooperated, to the reasonable satisfaction of the Company, with respect to the transfer of your duties, and (5) your most recent performance rating was not the lowest rating. For purposes of determining your years of service with the Company or an Affiliate, your service with an entity prior to its acquisition by the Company or an Affiliate shall count, provided such service was continuous at the time of the acquisition.

If your employment with the Company and its Affiliates terminates due to death or Disability before your Restricted Stock Units are 100% vested, then you will vest on the date of such termination in a proportionate number of Units, determined by:

(1)multiplying the total number of Restricted Stock Units granted under this award by a fraction, the numerator of which is the number of days from the Grant Date through your date of termination, and the denominator of which is 1,095, and
(2)reducing the amount determined in paragraph (1) by the number of Restricted Stock Units that have previously vested, if any.

The remaining unvested Restricted Stock Units will be forfeited. For purposes hereof, a “Disability” means your physical or mental incapacity which qualifies you to collect a benefit under a long-term disability plan maintained by the Company or an Affiliate, or any such similar mental or physical condition which the Administrator determines to be a disability, regardless of whether either you or your condition is covered by any such long-term disability plan. You must provide proof of Disability if requested by the Administrator.

If your employment with the Company and its Affiliates terminates (voluntarily or involuntarily) before your Restricted Stock Units are 100% vested in any other circumstance not described above, then all nonvested Restricted Stock Units will be forfeited.

Notwithstanding anything herein to the contrary, your entire RSU Award is terminated immediately if the Company or an Affiliate terminates your employment for Cause, or if your employment is terminated at a time when you could be terminated for Cause. In addition, if you are not terminated for Cause but the Administrator later determines that you could have been terminated for Cause if all facts had been known at that time, your RSU Award will terminate immediately on the date of such determination. For purposes hereof, “Cause” means your act or omission that the Administrator determines constitutes cause for termination, including but not limited to any of the following: (1) a material violation of any Company or Affiliate policy, including any policy contained in the Company Code of Business Conduct and Ethics; (2) embezzlement from, or theft of property belonging to, the Company or any Affiliate; (3) willful failure to perform or gross negligence in the performance of assigned duties; or (4) other intentional misconduct, whether related to employment or otherwise, that has, or has the potential to have, an adverse effect on the business conducted by the Company or its Affiliates.

If the application of the vesting schedule described herein would cause any fractional Restricted Stock Units to vest, then the number of Restricted Stock Units that vest on any vesting date other than the final vesting date shall be rounded down to the nearest whole share, and such fractional Restricted Stock Units shall accumulate and vest on the next vesting date that they add up to a whole share.

Issuance of Shares:    As soon as reasonably practicable after your Restricted Stock Units vest, the Company will issue to you a number of Shares equal to the number of Restricted Stock Units that have vested. In all events such settlement of any vested Restricted Stock Units shall occur no later than March 15 of the year following the year of vesting unless delivery is deferred pursuant to a nonqualified deferred compensation plan, if allowed by the Company, in accordance with the requirements of Section 409A of the Code, and subject to applicable withholding.

Change of Control:    Upon a Change of Control, this Award will be treated as provided in the Plan. In addition, notwithstanding the definition of “Cause” above, during the twenty-four (24) month period following a Change of Control, the definition of “Cause” for purposes of this Award shall be limited to (1) your engagement in intentional conduct not taken in good faith that the Company establishes, by clear and convincing evidence, has caused demonstrable and serious financial injury to the Company, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative; (2) your conviction of a felony (as evidenced by binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion of all rights of appeal), which substantially impairs your ability to perform your duties or responsibilities; or (3) your continuing willful and unreasonable refusal to perform your duties or responsibilities (unless significantly changed without your consent).

Transferability of Shares:    By accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

Rights as Shareholder:    You will not be deemed for any purposes to be a shareholder of the Company with respect to any of the Restricted Stock Units unless and until Shares are issued therefor upon vesting of the Restricted Stock Units. Accordingly, prior to Shares being issued to you upon vesting of the Restricted Stock Units, you may not exercise any voting rights and you will not be entitled to receive any dividends and other distributions paid with respect to any such Shares underlying the Restricted Stock Units.

If, however, after the Grant Date and prior to the settlement date, both a record date and payment date with respect to a cash dividend (other than a special or extraordinary dividend, including any dividend not paid as a regular quarterly dividend) on the Shares occurs, then on the date that such dividend is paid to Company shareholders you shall be credited with “dividend equivalents” in an amount equal to the dividends that would have been paid to you if you owned a number of Shares equal to the number of outstanding Restricted Stock Units hereunder as of such record date. The dividend equivalents will be deemed to be reinvested in additional Restricted Stock Units

(determined by dividing the cash dividends paid by the Fair Market Value of a Share on the dividend payment date) which will be subject to the same terms and conditions, and shall vest and be settled or be forfeited (if applicable) at the same time, as the Restricted Stock Units to which they are attributable.

Transferability of Award:    Except as otherwise provided in the Plan, you may not assign, alienate, sell or transfer this Award for any reason, other than under your will or as required by the laws of descent and distribution. This Award also may not be pledged, attached, or otherwise encumbered. Any purported assignment, alienation, sale, transfer, pledge, attachment or encumbrance of this Award in violation of its terms shall be null and void and unenforceable against the Company or any Affiliate.

Tax Withholding:    To the extent that the vesting of the Restricted Stock Units results in income to you for Federal, state or local income tax purposes, or the Company is otherwise required to withhold amounts with respect to the Restricted Stock Units, you shall deliver to the Company at the time the Company is obligated to withhold amounts, such amount as the Company requires to meet the statutory withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company has the right and authority to deduct or withhold from payment under this Award or other compensation payable to you an amount sufficient to satisfy its withholding obligations. You may satisfy the withholding requirement, in connection with the vesting of the Restricted Stock Units, in whole or in part, in cash or by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you upon vesting of the Restricted Stock Units having an aggregate Fair Market Value sufficient to satisfy the Company’s withholding obligation; provided that the amount to be withheld may not exceed the total maximum statutory tax withholding obligations associated with the transaction to the extent needed for the Company to avoid an accounting charge (such method, “Withholding in Shares”). Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the date on which the applicable withholding obligation arises. Notwithstanding the foregoing, if you are subject to Section 16 of the Exchange Act and you fail to make an election regarding tax withholding or to otherwise deliver to the Company the amount required to meet the Company’s statutory withholding obligation under applicable tax laws or regulations, the Company will satisfy applicable tax withholding obligations by Withholding in Shares.

Restrictive Covenants:    By accepting this Award, you agree that this Award shall be subject to forfeiture, and any gains pursuant to this Award shall be subject to disgorgement, if (1) while you are employed by the Company or any Affiliate, you compete with the Company or an Affiliate, participate in any enterprise that competes with the Company or an Affiliate or use or disclose, other than as expressly authorized by the Company, any confidential business information or trade secrets that you obtain during the course of your employment with the Company or any Affiliate; or (2) after you are no longer employed by the Company or any Affiliate, you are determined by the Administrator in its reasonable discretion (A) to be in breach of any confidentiality, noncompetition, nonsolicitation or similar agreement between you, on the one hand, and the Company or any Affiliate, on the other hand (your “Restrictive Agreement”), or (B) while this Award is in effect, to have engaged in conduct that would have constituted a breach of your Restrictive Agreement if such Restrictive Agreement were then in effect. Notwithstanding the foregoing, nothing herein or in any other agreement with the Company or an Affiliate, including the Restrictive Agreement, shall be applied or interpreted so as to impede you from reporting possible violations of law to any government agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

Addendum:    Notwithstanding any provisions herein, if you work or reside outside the United States of America (“United States”, “U.S.” or “U.S.A.”), this Award shall be subject to any additional or different terms and conditions set forth in the Addendum. Moreover, if you relocate to or are considered a resident for local law purposes of any one of the countries included in the Addendum, the additional or different terms and conditions for such country will apply, to the extent the Administrator determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum constitutes part of the terms and conditions of the Award.

Recoupment:    As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award, and any Shares issued or cash paid pursuant to this Award may be, respectively, cancelled and recovered pursuant to (1) the Company’s Recovery Policy (as amended from time to time, or any successor policy) and/or the Company’s Supplemental Recovery Policy (as amended from time to time, or any successor policy) (together, the “Company Policies”) and (2) any recoupment, clawback or similar requirements made applicable by law, regulation or listing standards to the Company from time to time (to the extent contemplated by such requirements). To the extent that a recoupment of this Award is required pursuant to the Company Policies or other provisions above, you expressly authorize the Company to cancel any unpaid portion of the Award (whether vested or unvested) and to issue instructions, on your behalf, to any stock plan administrator, brokerage firm or other third party service provider engaged by the Company to hold Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return to the Company any cash or Shares previously paid pursuant to the Award. You acknowledge and agree that the Company's rights hereunder shall not be affected in any way by any subsequent change in your status, including retirement or termination of employment (including due to death or Disability). You expressly agree to indemnify and hold the Company and its Affiliates harmless from any loss, cost, damage, or expense (including attorneys’ fees) that the Company or any Affiliate may incur as a result of your actions or in the Company and any Affiliate’s efforts to recover such previously made payments or value pursuant to this “Recoupment” provision.

Miscellaneous:        As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award and the Plan shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Award or the Plan and any determination made by the Administrator pursuant to this Award or the Plan shall be final, binding and conclusive.

    As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award, and any Shares issued or cash paid pursuant to this Award, shall be subject to any equity holding, stock ownership or similar requirements imposed by the Company or made applicable by law, regulation or listing standards to the Company from time to time (to the extent contemplated by such requirements).

    In general, this Award may be amended only by written consent signed by both you and the Company, unless the amendment is not to your detriment. Notwithstanding the foregoing, this Award may be modified, reduced, extinguished or canceled amended or terminated by the Administrator or the Company without your consent in accordance with the provisions of the Plan.

    The failure of the Company to enforce any provision of this Award at any time shall in no way constitute a waiver of such provision or of any other provision hereof.

    This Award shall be binding upon and inure to the benefit of you and your heirs and personal representatives and the Company and its successors and legal representatives.

    This Award may be executed in counterparts.

Prospectus Delivery/Access:        By accepting this Award you acknowledge that a prospectus for the Plan, along with a copy of the Plan and the Company’s most recent Annual Report to Shareholders, has been made available to you electronically via the Company’s designated stock plan administrator’s web portal.

    A paper copy of the prospectus for the Plan is also available to you upon request.

This Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

UNLESS YOU DECLINE THIS AWARD WITHIN 90 DAYS, YOU AGREE TO BE BOUND BY ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE HAVING READ THIS AWARD AND THE PLAN.

REGAL REXNORD CORPORATION

By: ____________________________
Name:
Title:

ADDENDUM
This Addendum includes additional or different terms and conditions that govern the Award if you work or reside in one of the jurisdictions reflected in this Addendum. Moreover, if you relocate to or are considered a resident for local law purposes of any one of the countries included in the Addendum, the additional or different terms and conditions for such country will apply, to the extent the Administrator determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The information contained in this Addendum is based on the applicable laws in effect in the respective jurisdictions as of December 2024. Capitalized terms not defined in this Addendum but defined in the Award or the Plan shall have the same meaning as in the Award or the Plan.
ALL COUNTRIES OUTSIDE THE UNITED STATES
1.Settlement of Restricted Stock Units. Notwithstanding any provision in the Award, the Company, in its sole discretion, may provide for the settlement of the Restricted Stock Units in the form of:
a.a cash payment (in an amount equal to the Fair Market Value of the Shares that correspond to the vested Restricted Stock Units) to the extent that settlement in Shares (i) is prohibited under local law, (ii) would require you, or the Company or any of its Affiliates to obtain the approval of any governmental or regulatory body, (iii) would result in adverse tax consequences for you or the Company or any of its Affiliates or (iv) is administratively burdensome; or
b.Shares, but require you to sell such Shares immediately or within a specified period (in which case, you hereby agree that the Company shall have the authority to issue sale instructions in relation to such Shares on your behalf).
2.Tax Withholding. You acknowledge that, regardless of any action taken by the Company or, if different, the Affiliate of the Company that employs you (the “Employer”), the ultimate liability for all income tax, social contributions, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Employer in their discretion to be an appropriate charge to you even if legally applicable to the Company or the Employer (“Tax-Related Items”), is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. You further acknowledge that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividend equivalents or dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-

Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) deducting from any payments of any kind otherwise due to you cash or Shares otherwise deliverable or vesting under the Award having a Fair Market Value approximately equal to the Tax-Related Items; (ii) requiring you to pay to the Company or the Employer, in cash, promptly on demand, or make other arrangements satisfactory to the Company regarding the payment of the aggregate amount of the Tax-Related Items; (iii) if Shares have been delivered under the Award, requiring you to tender Shares having a Fair Market Value approximately equal to the Tax-Related Items back to the Company, promptly on demand; (iv) if Shares are deliverable upon payment of the Award, having the Company withhold Shares otherwise issuable under the Award, tendering back Shares received in connection with the Award, or delivering other previously owned Shares, in each case having a Fair Market Value approximately equal to the Tax-Related Items; and/or (v) any other method determined by the Administrator to be permitted under applicable law.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates (as determined by the Company in good faith and in its sole discretion) or other applicable withholding rates, including maximum applicable rates. In the event of over-withholding, you may receive a refund of any over-withheld amount in cash through the Employer’s normal payroll process (with no entitlement to the equivalent in Shares), or if not refunded, you may seek a refund from the applicable tax authorities. In the event of under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding from the Shares to be delivered upon settlement of the Restricted Stock Units, for tax purposes, you are deemed to have been issued the full number of Shares subject to the Restricted Stock Units, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items. You will have no further rights with respect to any Shares that are retained by the Company pursuant to this provision.
You agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver Shares or proceeds from the sale of Shares until arrangements satisfactory to the Company have been made in connection with the Tax-Related Items.
3.Nature of Grant. In accepting the award of Restricted Stock Units, you acknowledge and agree that:
a.the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Board or the Committee, in their sole discretion, at any time (subject to any limitations set forth in the Plan);
b.the Plan is operated and the Restricted Stock Units are granted solely by the Company and only the Company is a party to the Award; accordingly, any rights you may have related to the Award may be raised only against the Company but not any Affiliate (including, but not limited to, the Employer);

c.no Affiliate (including, but not limited to, the Employer) has any obligation to make any payment of any kind to you pertaining to the Award;
d.the grant of the Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units or other awards have been granted in the past;
e.all decisions with respect to future awards, if any, will be at the sole discretion of the Administrator;
f.your participation in the Plan is voluntary;
g.the Restricted Stock Units and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment contract with the Company or any of its Affiliates and shall not interfere with the ability of the Company or the Employer, as applicable, to terminate your service relationship (as otherwise may be permitted under local law);
h.unless otherwise agreed with the Company, the Restricted Stock Units and any Shares acquired upon settlement of the Restricted Stock Units, and the income from and value of the same, are not granted as consideration for, or in connection with, any service you may provide as a director of any Subsidiary or Affiliate;
i.the Restricted Stock Units and any Shares acquired under the Plan and the income and value of the same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Affiliate;
j.the future value of the Shares underlying the Restricted Stock Units is unknown, indeterminable, and cannot be predicted with certainty;
k.no claim or entitlement to compensation or damages shall arise from (i) the forfeiture of the Restricted Stock Units resulting from the termination of your service relationship (for any reason and whether or not in breach of local labor laws and whether or not later found to be invalid) and/or (ii) the forfeiture or cancellation of the Restricted Stock Units and/or recoupment of any Shares, cash, or other benefits acquired under the Plan resulting from the application of the Company’s recoupment or clawback policies;
l.the Restricted Stock Units and the benefits evidenced herein do not create any entitlement not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares;
m.for purposes of the Restricted Stock Units, your service will be considered terminated as of the date you are no longer actively providing services to the Company, the Employer or any Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you provide services or the terms of your employment or service agreement, if any), and such date will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you provide services or the terms of your employment or service agreement, if any); the Administrator shall have the exclusive discretion to determine when you are no longer actively providing service for purposes of the Restricted Stock Units (including whether you may still be considered to be providing service while on a leave of absence); and
n.neither the Company nor any of its Affiliates shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value of the Restricted Stock Units or any amounts due to you pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement of the Restricted Stock Units.
4.Data Privacy Information. The Company is located at 111 W. Michigan Street. Milwaukee, WI 53203, U.S.A., and grants Restricted Stock Units under the Plan to Participants in its sole discretion. The Company is the controller responsible for the processing of your personal data and the third parties noted below. The applicable data protection laws is the legislation that regulates data protection compliance in the country of your residence or where the Agreement is executed. In conjunction with the Company’s award of Restricted Stock Units under the Plan and its ongoing administration of such Restricted Stock Units, the Company is providing the following information about its data collection, processing and transfer practices. Where required by applicable law, in accepting the Restricted Stock Units, you expressly acknowledge and, where required by applicable law, explicitly consent to the personal data activities as described herein.
a.Data Collection, Processing and Usage. Pursuant to applicable data protection laws, you are hereby notified that the Company collects, processes and uses certain personal information about you for the legitimate purpose of implementing, administering and managing the Plan and generally administering Restricted Stock Units, including your [name, home address, email address, and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all Awards or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in your favor] (“Personal Data”). In granting Restricted Stock Units under the Plan, the Company will collect, process, use disclose and transfer (collectively “Processing”) Personal Data for purposes of implementing, administering and complying with its contractual and statutory obligations, as well as the necessity of the Processing for the Company to perform its contractual obligations under this Agreement and the Plan. Where strictly required by applicable law, the Company’s legal basis for the Processing of Personal Data is your consent. Your refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. As such, by accepting the Restricted Stock Units, you voluntarily acknowledge and consent to the Processing of your Personal Data as described herein. Where applicable under local data protection laws, your personal data will be processed as it is necessary for the performance of contractual obligations or steps preceding those.

b.Sharing of Data with Stock Plan Service Providers. The Company and the Employer may transfer Personal Data to Fidelity Stock Plan Services LLC and certain of its affiliated companies, an independent service provider based, in relevant part, in the United States, which may assist the Company with the implementation, administration and management of the Plan (the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share Personal Data with another company that services in a similar manner, including, but not limited to, the Company’s outside legal counsel and the Company’s auditor. The Processing of Personal Data by the Stock Plan Administrator will take place through both electronic and non-electronic means. Personal Data will only be accessible by those individuals requiring access to it for the purposes of implementing, administering and operating the Plan. When receiving your Personal Data, if applicable, the Stock Plan Administrator provides appropriate safeguards in accordance with the Standard Contractual Clauses, adequacy decisions, or other appropriate cross-border transfer solutions. By participating in the Plan, you understand that the Stock Plan Administrator will process your Personal Data for the purposes of implementing, administering and managing your participation in the Plan.
c.International Personal Data Transfers. The Plan and the Restricted Stock Units are administered in the United States, which means it will be necessary for Personal Data to be transferred to, and Processed in, the United States. When transferring Personal Data to the United States, the Company provides appropriate safeguards in accordance with the Standard Contractual Clauses, adequacy decisions, or other appropriate cross-border transfer solutions. You may request a copy of the appropriate safeguards with the Stock Plan Administrator or the Company by contacting data.protection@regalrexnord.com. Where required by applicable law, the Company’s legal basis for the transfer of your Personal Data to the United States is your explicit consent.
d.Personal Data Retention. The Company and the Employer will use Personal Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory retention obligations, including under tax, exchange control, labor and securities laws. The period may extend beyond your employment or service with the Company or the Employer, in accordance with regulatory obligations. When the Company and the Employer no longer need Personal Data for any of the above purposes, they will cease processing it in this context and remove it from all of their systems used for such purposes, to the fullest extent practicable.
e.Voluntariness and Consequences of Consent Denial or Withdrawal. Where your consent is required by applicable law, you acknowledge that your participation in the Plan and your grant of consent hereunder is purely voluntary. You may deny or withdraw your consent at any time. If you do not consent, or if you later withdraw your consent, you may be unable to participate in the Plan. This would not affect your existing employment, service or salary; instead, you merely may forfeit the opportunities associated with participation in the Plan.
f.Data Subjects Rights. You may have a number of rights under the data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) subject to certain exceptions, request access to or copies of Personal Data the Company Processes, (ii) request rectification of incorrect Personal Data, (iii) request deletion of Personal Data, (iv) place restrictions on the processing of Personal Data,

(v) lodge complaints with competent authorities in your jurisdiction and/or (vi) request a information about any potential recipients of Personal Data. To receive clarification regarding these rights or to exercise these rights, you can data.protection@regalrexnord.com. You also have the right to object, on grounds related to a particular situation, to the Processing of your Personal Data, as well as opt-out of the Plan, in any case without cost, by data.protection@regalrexnord.com in writing. You provision of Personal Data is a contractual requirement. You understand, however, that the only consequence of refusing to provide Personal Data is that the Company may not be able to administer the Restricted Stock Units, or grant other awards or administer or maintain such awards. For more information on the consequences of the refusal to provide Personal Data, you may contact data.protection@regalrexnord.com in writing.
5.Compliance with Laws. The grant of the Restricted Stock Units and the issuance and delivery of Shares are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or securities exchange as may be required. Notwithstanding any provision herein or in the Plan, the Company has no liability to deliver any Shares under the Plan or make any payment unless such delivery or payment would comply with all laws and the applicable requirements of any governmental agency, securities exchange or similar entity, and unless and until you have taken all actions required by the Company in connection with the Award. The Company may impose such restrictions on any Shares issued under the Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or requirements.
6.Insider Trading; Market Abuse Laws. By participating in the Plan, you agree to comply with the Company’s policy on insider trading to the extent that it is applicable to you. You further acknowledge that, depending on your or your broker’s country of residence or where the Shares are listed, you may be subject to insider trading restrictions and/or market abuse laws that may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Restricted Stock Units) or rights linked to the value of Shares, during such times you are considered to have “inside information” regarding the Company as defined by the laws or regulations in your country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you place before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. You understand that third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and that you should therefore consult your personal advisor on this matter.
7.Not a Public Offering. The grant of the Restricted Stock Units is not intended to be a public offering of securities in your country. The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under applicable law), and the grant of the Restricted Stock Units is not subject to the supervision of the local securities authorities.
8.Language. If you are resident in a country where English is not an official language, you acknowledge and agree that it is your express intent that these terms and conditions, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Restricted Stock Units be drawn up in English. Further, you acknowledge that you are sufficiently proficient in English to understand the terms and conditions herein and any documents related to the Plan or have had the ability to consult with an advisor who is sufficiently proficient in the English language. If you have received these terms and conditions or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control unless otherwise required by applicable law.
9.No Advice Regarding the Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
10.Repatriation; Compliance with Law. You agree to repatriate all payments attributable to the Shares and/or cash acquired under the Plan in accordance with applicable foreign exchange rules and regulations. In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and any of its Affiliates, as may be required to allow the Company and any of its Affiliates to comply with local laws, rules and/or regulations. Finally, you agree to take any and all actions as may be required to comply with your personal obligations under applicable laws, rules and/or regulations.
11.Imposition of Other Requirements. The Administrator reserves the right to impose other requirements on your participation in the Plan, on the Restricted Stock Units, and on any Shares acquired under the Plan, to the extent the Administrator determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
12.Governing Law; Venue. This Award will be construed in accordance with and governed by the laws of the U.S. State of Wisconsin, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Award and the Plan, or for recognition and enforcement of any judgment in respect of this Award and/or the Plan, may only be brought and determined (i) in a court sitting in the U.S. State of Wisconsin and (ii) in a “bench” trial, and any party to such action or proceeding shall agree to waive its right to a jury trial.
GERMANY
No country-specific provisions.
INDIA
Exchange Control Requirements. You expressly agree to repatriate to India all dividends and/or sale proceeds attributable to Shares acquired under the Plan and to comply with applicable Indian exchange control laws and regulations, as may be amended from time to time. You also agree to provide any information that may be required by the Company or the Employer to make any applicable filings under exchange control laws in India. Neither the Company nor any of its Affiliates shall be liable for any fines or penalties resulting from your failure to comply with applicable laws, rules or regulations.

ITALY
Plan Document Acknowledgement. In accepting the Restricted Stock Units, you acknowledge that you have received a copy of the Plan and these terms and conditions and you have reviewed the Plan and the Award, including this Addendum, in their entirety and fully understand and accept all provisions of the Plan and the Award, including this Addendum.
More specifically, you acknowledge that you have read and specifically and expressly agree to the following sections of the Award: “Vesting Schedule”, “Issuance of Shares”, “Rights as a Shareholder”, “Restrictive Covenants”, “Miscellaneous” and the following sections of the Addendum titled “All Countries Outside the United States”: Section 2 (“Tax Withholding”), Section 5 (“Nature of Grant”), Section 6 (“Data Privacy”), Section 8 (“Language”), Section 11 (“Imposition of Other Requirements”) and Section 12 (“Governing Law; Venue”).
NETHERLANDS
No country-specific provisions.
SWEDEN
Tax Withholding. The following provision shall supplement Section 2 of the Addendum section titled “All Countries Outside the United States”:
Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth herein, in accepting the grant of the Restricted Stock Units, you authorize the Company to withhold Shares otherwise deliverable to you upon settlement of the Restricted Stock Units to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.
SWITZERLAND
Securities Law Information. Neither this document nor any other materials relating to the Restricted Stock Units (a) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (b) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than a Participant, or (c) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority.
UNITED KINGDOM
Tax-Related Items. The following provision shall supplement Section 2 of the Addendum section titled “All Countries Outside the United States”:
Without limitation to Section 2 of the Addendum section titled “All Countries Outside the United States”, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company, the Employer or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if you are a director or executive officer (as within the meaning of Section 13(k) of the Exchange Act), you acknowledge that you may not be able to indemnify the Company or the Employer for the amount of any income tax not collected from or paid by you, as it may be considered a loan. In this case, the amount of any income tax not collected within ninety (90) days of the end of the United Kingdom tax year in which an event giving rise to the Tax-Related Item(s) occurs may constitute an additional benefit to you on which additional income tax and National Insurance contributions (“NICs”) may be payable. You acknowledge that you ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and paying the Company or the Employer (as applicable) for the value of any employee NICs due on this additional benefit, which the Company and/or the Employer may recover from you at any time thereafter by any of the means referred to in Section 2 of the Addendum section titled “All Countries Outside the United States”.